Exhibit 10.12

Loan Agreement

(Term Loan Agreement)

(1.4 billion yen)

Borrower: Koei Shoji Co., Ltd.

Arranger: Resona Bank, Limited

The Bank of Yokohama, Ltd.

Lender: Financial institutions listed in appendix 1 to this Agreement

Agent: Resona Bank, Limited

September 22, 2021

Loan Agreement

(Term Loan Agreement)

Koei Shoji Co., Ltd. (Hereinafter referred to as the “Borrower”), the financial institutions listed in Appendix 1 to this Agreement (Each financial institution is hereinafter referred to as a “Lender.”), and Resona Bank, Limited (Hereinafter referred to as the “Agent”) agree as follows on September 22, 2021 (Hereinafter referred to as the “Agreement”).

Article 1. (Definition)

Whenever used in this Agreement, each of the following terms shall have the meaning set forth below, unless the context clearly requires otherwise.

(1)	“Business Day” means any day other than days that are considered bank holidays in Japan.

(2)	“Agent Services” means the services set forth in the respective Articles of this Agreement entrusted to the Agent by and on behalf of all Lenders.

(3)	“Agent Fee” means the fee to be paid by the Borrower to the Agent upon separate agreement between the Borrower and the Agent.

(4)	“Parent Company”, “Subsidiaries” and “Affiliated Companies” are as defined in Article 8 of the Regulations on the Terms, Forms, and Preparation Methods of Supplementary Financial Statements, etc.

(5)	“Loan” means the aggregate of individual loans made pursuant to this Agreement.

(6)	“Loan Amount” means the amount of the loan scheduled to be made on the Execution Date, which is 1.4 billion yen.

(7)	“Loan Obligation” means the obligation of a Lender to make an individual loan to a Borrower on the Execution Date, subject to the satisfaction of the requirements described in each item of Article 4.1.

(8)	“Loan Claims” means claims related to individual loans.

(9)	“Loan Disability Period” means the period from the date the Borrower receives the notice under Article 7.1 (including the very same day) to the date the Borrower receives the notice under Article 7.2 (including the very same day).

(10)	“Event of Loan Disability” means any of the following events that, in the judgment of the majority Lender, have made it impossible to make a loan.

(a)	Outbreak of natural disasters, epidemics, wars, and terrorist attacks

(b)	Disconnection or failure of electricity, telecommunications, and various payment systems

(c)	Circumstances that make it impossible to conduct yen money lending transactions in the Tokyo interbank market

(d)	Other reasons beyond the Lender’s control

(11)	“Principal Repayment Date” means each of the dates listed in the “Principal Repayment Date” column in the repayment schedule in Appendix 2 hereto as the date on which the principal of the amount listed in the “Principal Repayment Amount” column is repaid.

(12)	“Event of Loss of Term Benefit” means any of the events set forth in each item of Article 20, Paragraph 1 and each item of Paragraph 2.

(13)	“Early Repayment” means the repayment, in whole or in part, of the principal of a loan before maturity.

(14)	“Requested Date for Prepayment” means the date on which the Borrower wishes to make prepayment in accordance with Article 10.

(15)	“Base Rate” means, with respect to each Interest Calculation Period, the rate for the period corresponding to such Interest Calculation Period among the Japanese Yen TIBOR (Telerate17097 page or its successor page) published by the JBA TIBOR Administration as of 11:00 a.m. or as close as possible to 11:00 a.m. or later two business days prior to the commencement date of such Interest Calculation Period. However, if such interest rate is less than 0%, it shall be 0%. In addition, in the following cases, the interest rate shall be as set forth below, respectively.

(a)	If there is no interest rate for the period corresponding to such interest calculation period.

The interest rate shall be the higher of the rate corresponding to the nearest period shorter than such interest period or the rate corresponding to the nearest period longer than such interest period. However, if such interest rate is less than 0%, it shall be 0%.

(b)	If for some reason the interest rate is not published.

The interest rate (per annum) shall be the rate reasonably determined by the Agent based on the offered trade of Yen money lending transactions for the period corresponding to the relevant interest calculation period on the Tokyo Interbank Market at 11:00 a.m. two business days prior to the start of each such interest calculation period or as soon as practicable prior thereto.

(16)	“Allowable Security Interests” means, collectively, the following security interests

(a)	A revolving security interest that has already been established over the assets of the Borrower at the time of execution of this Agreement and that includes the Lender’s or Agent’s claim hereunder as a non-secured claim.

(b)	A security interest in the assets of the Borrower that is created after the execution of this Agreement without breach of any provision of this Agreement and that includes the Lender’s or Agent’s claim hereunder as a secured claim (Including revolving security interests. The same shall apply hereinafter).

(c)	Liens and possessory liens and other security rights that are naturally established based on laws and ordinances, etc.”

(17)	“Accrued Interest” means, in the event of prepayment by the Borrower pursuant to this Agreement, interest accrued on the principal amount to be prepaid from the very last preceding interest payment date (However, for the first time, it shall be the date of execution.) (Including the very same date) to the date such prepayment is made (Including the very same date).

(18)	“Financial Statements, etc.” means, with respect to companies other than those required to submit annual securities reports pursuant to Article 24, Paragraph 1 of the Financial Instruments and Exchange Act, the following documents.

(a)	Financial Statements and Business Report and their Supplementary Schedules stipulated in Article 435, Paragraph 2 of the Companies Act, and Extraordinary Financial Statements stipulated in Article 441, Paragraph 1 of the same Act

(b)	Consolidated Financial Statements as stipulated in Article 444, Paragraph 1 of the Companies Act (Only when required by law)

(c)	In addition to the above items, consolidated and non-consolidated balance sheets, statements of income, statements of changes in net assets, and notes (Only when required by law)

(19)	“Taxes and Other Public Charges” means all taxes and public charges, including income tax, corporate tax, and other taxes that may be imposed in Japan.

(20)	“Individual Loan” means a loan transaction executed for each Lender pursuant to this Agreement.

(21)	“Individual Loan Receivables” means the money lent by a Lender to a Borrower under an Individual Loan, and the term “Individual Loan Amount” means the amount of the Individual Loan Receivables as set forth in Appendix 1 to this Agreement for each Lender.

(22)	“Individual Loan Payables” means the principal, interest, delay damages, liquidated money, and all other amounts owed by the Borrower under this Agreement with respect to an Individual Loan.

(23)	“Participation Ratio” means, prior to the loan origination, the ratio of the individual loan amount originated by each Lender to the loan amount, and after the loan origination, the ratio of the principal amount of the individual outstanding loans by each Lender to the total principal amount of the individual outstanding loans.

(24)	“Execution Date” means September 30, 2021

(25)	“Payment Time Limit” means 11:00 a.m. on the Payment Date in the event that the Agreement provides for a Payment Date.

(26)	“Syndicate Account” means the following account held by the Borrower or an account opened by the Borrower and accepted by the Agent at the head office or any branch of Resona Bank, Limited.

(27)	“Spread” means 0.9% per annum.

(28)	“Liquidation Amount” means the amount to be liquidated if (a) The principal is repaid or set off on a date other than the interest payment date, (b) The Borrower cancels the loan agreement for the individual loan in accordance with the former section of Article 587-2(2) of the Civil Code before the individual loan is disbursed, (c) An individual loan is not executed because all or part of the conditions specified in Article 4.1 are not met, or (d) The Borrower loses the benefit of time for an individual loan, and is calculated by multiplying the principal amount subject to liquidation (With respect to (a), the principal amount for which such repayment or offset has been made; with respect to (b) and (c), the individually executed amount for such individual loans; and with respect to (d), the principal amount for each such individual loan at the time of forfeiture of the benefit of time. Hereinafter the same.) by the difference between the Reinvestment Rate and the Applicable Rate and the actual number of remaining periods on the balance sheet. The “remaining period” refers to the period from the start date of the liquidation payment calculation (With respect to (a), the date on which such repayment or setoff is made; with respect to (b) and (c), the date of execution; and with respect to (d), the date of execution of the calculation as reasonably determined by the Lender, which shall be a date after the date on which the benefit of time has been forfeited. Hereinafter the same.) to the next interest payment date, and the “reinvestment rate” refers to the interest rate reasonably determined by the Lender as the interest rate that would apply if the principal amount subject to liquidation payment were re-deployed in the Tokyo interbank market over the remaining period. The method of calculation of the relevant liquidation proceeds shall be one end by debit and the other end by pro-rata calculation with one year being 365 days, and division shall be made at the end and any amount less than one yen shall be rounded down.

(29)	“All Lenders” means, collectively, all Lenders prior to the execution of the loan, and after the execution of the loan, all Lenders who have the right to demand payment of individual outstanding loan amounts from the Borrower.

(30)	“Preliminary Agreement (A)” means the Loan Agreement dated May 15, 2012 among Borrower, Mamoru Iwamoto, Resona Bank, Limited and The Bank of Yokohama as Lenders and Resona Bank, Limited as Agent (Term Loan Agreement).

(31)	“Preliminary Agreement (B)” means the Loan Agreement dated May 15, 2013 among Borrower, Mamoru Iwamoto, Resona Bank, Limited. and The Bank of Yokohama as Lenders and Resona Bank, Limited. as Agent (Term Loan Agreement with Commitment Period).

(32)	“Total Loan Balance” means the aggregate principal amount of individual loan arrears of all Lenders.

(33)	“Majority Lender” is defined as a single or multiple Lender whose total percentage of participation as of the intentionality threshold time is 67% or more. The term “Decision Rally Reference Point” means the time when the Agent issues the notice in Article 27.1.1 if the Agent itself determines that a decision by the majority Lender is necessary, or when the Lender determines that an event has occurred that requires instructions by the majority Lender, or when the Agent receives the notice in Article 27.2 if the Lender determines that an event has occurred that requires instructions by the majority Lender.

(34)	“Applicable Interest Rate” means the base interest rate plus a spread.

(35)	“Non-Bank Lender” means, among Lenders, a Lender who has been registered under Article 3, Paragraph (1) of the Act on Loans for Money Laundering, and a Lender who has acquired the status of a Lender or loan claims under this Agreement from a Non-Loan Lender and to whom all or part of the provisions of the Loan Proposal Act are applicable with respect to the loan claims under this Agreement.

(36)	“Antisocial Behavior” means (a) violent demands, (b) unreasonable demands beyond legal responsibility, (c) acts of threatening words and actions or acts of using force in dealing, (d) acts of spreading propaganda, using fraudulent means or using force to steal the trust of the other party of the transaction, or obstructing the voting, (e) any act equivalent to (a) through (d).

(37)	“Anti-Social Forces” means any of the following:

(a)	An organized crime group (An organization that may encourage its members (including members of the constituent organizations of such organizations) to engage collectively or habitually in violent and unlawful acts, etc. The same applies hereinafter.)

(b)	Organized crime group member (meaning a member of an organized crime group. The same applies hereinafter.)

(c)	A person for whom five years have not passed since he/she ceased to be a member of an organized crime group.

(d)	Quasi-member of an organized crime group (A person, other than an organized crime group member, who has a relationship with an organized crime group and is likely to engage in violent illegal acts, etc., backed by the power of the organized crime group, or a person who cooperates or participates in the maintenance or operation of an organized crime group by supplying funds, weapons, etc. to the organized crime group or its members. The same applies hereinafter.)

(e)	Company affiliated with organized crime group (A company in which an organized crime group member is substantially involved in its management, a company managed by a quasi-member of an organized crime group or former organized crime group member that actively cooperates or participates in the maintenance or operation of an organized crime group by providing funds to the organized crime group, or a company that actively uses an organized crime group in the conduct of its business and cooperates in the maintenance or operation of an organized crime group.)

(f)	Corporate racketeer, etc. (A person who threatens the safety of citizens’ lives by threatening to engage in violent and illegal acts in pursuit of illicit gains against companies, such as corporate racketeers and extortionist that blackmail corporations.)

(g)	Social movement advocacy group (A person who poses as or advocates social or political activities, may engage in violent or illegal acts in pursuit of illicit gains, and poses a threat to the safety of civic life.)

(h)	Special Intelligent Violent Groups, etc. (A group or individual, other than those listed in (a) through (g) above, that uses its power or has financial ties to an organized crime group, and is at the core of a structural injustice.)

(i)	Others equivalent to (a) through (h) above

(j)	A person who has a relationship in which a person falling under (a) through (i) above is deemed to control the management of the company (hereinafter referred to as “organized crime group members, etc.”)

(k)	Those having a relationship in which an organized crime group member, etc.is deemed to be substantially involved in the management of the company

(l)	A person who has a relationship with an organized crime group member, etc. that is deemed to be using the organized crime group, etc. unjustly, such as for the purpose of making unjust profits for oneself, one’s own company or a third party, or for the purpose of inflicting damage on a third party.

(m)	A person who has a relationship with an organized crime group member, etc. in which it is found that the person is involved in providing funds, etc., or providing convenience, etc.

(n)	A person who has a socially reprehensible relationship with an organized crime group member, etc., as an officer or a person substantially involved in the management of the company.

(38)	“Due Date” means, with respect to the principal of a loan, the principal repayment date, with respect to interest, the interest payment date, and with respect to other monies, the date fixed as the date on which payment is to be made in accordance with this Agreement.

(39)	“Report, etc.” means, with respect to a company that is required to submit a securities report pursuant to Article 24, Paragraph 1 of the Financial Instruments and Exchange Act, a securities report, a quarterly report, an extraordinary report, and their amendment reports prescribed in Article 24, Article 24-4-7 and Article 24-5 of the said Act.

(40)	“Laws, etc.” means the treaties, laws, cabinet orders, ministerial ordinances, regulations, notices, ordinances, judgments, decisions, arbitral awards, notices and policies of the relevant authorities applicable to this Agreement, the transactions contemplated hereby or to the parties hereto.

(41)	“Property” means the property described in Appendix 3.

(42)	“Maturity Date” means September 20, 2031.

(43)	“Interest Calculation Period” means the period from the Execution Date to the first interest payment date for the first installment, and each period from the last interest payment date to the next interest payment date for the second and subsequent installments.

(44)	“Interest Payment Date” means the date of interest payment, each of which is set forth in the ‘Interest Payment Date’ column in the Repayment Schedule attached hereto as Appendix 2 hereto.

Article 2. (Rights and Obligations of Lenders)

1.	Except as otherwise provided herein, the Lender may exercise its rights under this Agreement individually and independently.

2.	The Lender shall assume the obligation to lend.

3.	Except as otherwise provided herein, the obligations of the Lender under this Agreement shall be individual and independent, and the Lender shall not be released from its obligations under this Agreement by reason of any failure of any other Lender to perform any such obligations, nor shall the Lender be liable for any failure of any other Lender to perform any of its obligations under this Agreement.

4.	If a Lender fails to make an individual loan on the Execution Date in breach of its loan obligations, such Lender shall indemnify the Borrower immediately upon demand by the Borrower for all damages, losses and expenses incurred by the Borrower as a result of such breach of loan obligations. However, the Lender shall reimburse the Borrower for such damages, losses and expenses, etc. to the extent of the difference between the interest and other expenses which the Borrower would have been required to pay or would have been required to pay for the period from the Execution Date (including the same day) to the first Interest Payment Date (not including the same day) and the interest and other expenses which the Borrower would have been required to pay for the period from the Execution Date (including the same day) to the First Interest Payment Date (not including the same day) if an individual loan had been made on the Execution Date and a separate loan had been made because no loan by value had been made on the Execution Date.

Article 3. (Use of Funds)

1.	The Borrower shall use the money raised by the loan to fund its business (including funds for repayment of Preliminary Agreement (A) and Preliminary Agreement (B)).

2.	Neither the Agent nor the Lender is obligated to supervise or review the actual use of the loan proceeds.

Article 4. (Prerequisites for Loans)

1.	The Lender shall execute an individual loan on the condition that all of the following conditions are satisfied as of the Execution Date (However, whether or not notice is given in accordance with Article 6, Paragraph 1.).

(1)	The event of non-eligibility for loans has not occurred and has not continued

(2)	All of the matters stated in the items of Article 17 are true and accurate

(3)	The Borrower has not violated any of the provisions of this Agreement and there is no risk of such violation occurring on or after the Execution Date.

(4)	No consultation pursuant to the provisions of Article 31, paragraph 2 has taken place.

(5)	All or part of the loan agreement pertaining to the loan has not been terminated in accordance with the former section of Article 587-2, paragraph 2 of the Civil Code.

(6)	That the Borrower has submitted to the Agent and all Lenders (However, all Lenders will be given a copy of the documents received by the Agent from the Borrower.) all of the following documents, the contents of which are satisfactory to the Agent and all Lenders

(a)	Certificate of seal impression of the representative of the Borrower who signs or stamps his/her name and seal on this agreement (but issued within 3 months prior to the date of execution of this agreement)

(b)	A certified copy of the Borrower’s commercial register or a certificate of all historical matters or a certificate of all current matters (but issued within 3 months prior to the date of execution of this agreement)

(c)	Issuance of a seal or signature in stock prescribed by the Agent.

(d)	A certified copy of the original board of directors’ minutes of the Borrower authorizing the execution of this Agreement and the borrowing hereunder, or a certificate executed by a representative director certifying that all internal procedures necessary to execute this Agreement and to borrow hereunder have been completed.

2.	The determination of the satisfaction of the conditions set forth in the preceding paragraph shall be made for each Lender, and the other Lenders and the Agent shall bear no responsibility for the determination of the selected Lender or the non-execution of the Loan.

Article 5. (Disbursement of Loans)

1.	If no notice is given in accordance with Article 6.1 and all conditions specified in each item of Article 4.1 are satisfied on the Execution Date, the Lender shall complete the procedures for remittance of the Individual Loan Amount to the Syndicate Account by 11:00 a.m. on the Execution Date. The individual loan shall be deemed to have been executed with respect to such Lender at the time such money is deposited into the syndicate account.

2.	If the loan referred to in the preceding paragraph is not fully disbursed, the Borrower shall immediately notify the Agent to that effect, and the Agent shall, upon receipt of such notice, promptly execute and notify all Lenders to that effect.

Article 6. (Non-disbursement of Loans)

1.	A Lender that decides not to extend an individual loan on the grounds that all or part of the conditions specified in Article 4.1 are not satisfied may notify the Agent (hereinafter referred to as “Non-Performing Lender”), the Borrower, and all other Lenders of its decision not to extend the individual loan, with reasons attached, by 9:00 a.m. on the business day preceding the date of extension. However, if an individual loan is not executed despite the fulfillment of all the conditions of Article 4.1, the Non-Performing Lender may not be exempted from liability for breach of loan obligations.

2.	If the Non-Performing Lender fails to make an individual loan, the Borrower shall pay liquidation money to the Non-Performing Lender. Provided, however, that this shall not apply to cases where the non-execution of the Individual Loan constitutes a violation of the lending standards of the Non-Performing Lender.

3.	If the Borrower terminates the Loan Agreement under the former section of Article 587, paragraph (2) of the Civil Code prior to the disbursement of the Individual Loan, the Borrower shall notify the Lender and the Agent of the Loan Agreement to be terminated in writing. In this case, the Agent shall promptly notify all Lenders in the area of the termination upon receipt of the notification. If the Borrower terminates the Loan Agreement, the Borrower shall pay liquidation money to the Lender.

4.	In the case of the preceding two paragraphs, such Lender shall notify the Agent of the amount of the liquidation proceeds no later than two business days after the commencement date of the liquidation calculation. The Agent shall promptly notify the Borrower thereof upon receipt of such notice. The Borrower shall pay the relevant liquidation money immediately upon receipt of notice thereof from the Agent in accordance with the provisions of Article 14.

Article 7. (Lender’s Disclaimer)

1.	The Agent shall notify the Borrower and all Lenders in writing of the occurrence of any event of loan disability.

2.	If, after the notice under the preceding paragraph has been given, a majority of the Lenders (Agents when it is difficult to collect the decision by a majority Lenders) determine that the relevant event of loan disability has been resolved, the Agent shall immediately notify the Borrower and all Lenders that the relevant event of loan disability has been resolved.

3.	All Lenders are released from their lending obligations during the Non-disbursement period.

Article 8. (Repayment of Principal)

The Borrower shall pay to each Lender on each Principal Repayment Date the principal of the separate loan in accordance with the repayment schedule set forth in Schedule 2 attached hereto.

Article 9. (Interest Payment)

1.	The Borrower shall pay to each Lender, on each Interest Payment Date, interest calculated by multiplying the principal amount of the Individual Loan for each Interest Calculation Period by the Applicable Interest Rate and the actual number of days in the Interest Calculation Period corresponding to the Interest Payment Date.

2.	The method of calculating the interest set forth in the preceding paragraph shall be one end by debit and the other end by pro-rata calculation with one year being 365 days, and the gradual calculation shall be made at the end, and any amount less than one yen shall be rounded down to the nearest one yen.

3.	Notwithstanding Paragraph 1, if the interest rate on the loan hereunder exceeds the interest rate specified in Article 1 of the Interest Rate Restriction Act, the Borrower shall not be obligated to pay for such excess.

Article 10. (Early Repayment)

1.	No early repayment may be made by the Borrower except in accordance with Article 31 or with the prior written consent of all Lenders (Excluding, however, Lenders who did not execute the loan. The same shall apply hereinafter in this Article.) and the Agent in accordance with the procedures in this Article.

2.	The procedure for obtaining approval for early repayment shall be as follows:

(1)	If the Borrower wishes to make an early repayment, the Borrower shall notify the Agent at least 20 business days prior to the desired prepayment date of the following:

(a)	Principal amount of loans for which early repayment is requested (10% or more of the total loan balance or total loan balance in increments of 10%.)

(b)	That the full amount of accrued interest will be paid on the requested early repayment date.

(c)	Desired date of early repayment.

(2)	After receiving the notice from the Borrower, the Agent shall notify all Lenders of the contents of such notice no later than 19 days before the early repayment ate.

(3)	After receiving notice from the Agent, the Lender shall notify the Agent of its acceptance or rejection of such early repayment at least five (5) business days prior to the desired early repayment date. However, if notice of acceptance or rejection by either Lender is not received by the Agent by such deadline, such Lender shall be deemed not to have accepted such early repayment.

(4)	Upon receipt of each Lender’s notice of acceptance or rejection, the Agent shall notify the Borrower and all Lenders of its acceptance or rejection of such early repayment no later than four (4) business days prior to the requested early repayment date.

(5)	If early repayment is accepted by all Lenders in accordance with the preceding procedures, the Lender shall notify the Agent of the amount of the liquidation proceeds for such early repayment at least two business days prior to the desired date of early repayment.

(6)	The Agent shall notify the Borrower of the amount of such liquidation proceeds no later than the business day prior to the desired date of early repayment after receipt of notice of the amount of such liquidation proceeds from the Lender.

3.	If early repayment is accepted in accordance with the procedures in Paragraph 2, the Borrower shall pay to the Lender, on the requested early repayment date, the principal of the loan to be prepaid, together with accrued interest and liquidated money

4.	If a portion of the principal is prepaid, the principal amount of such prepayment shall be applied to the principal amount due and payable to the Lender on each principal repayment date as set forth in the repayment schedule in Appendix 2 hereto, beginning with the principal amount that is later due.

Article 11. (Late Fees)

1.	If the Borrower defaults in the performance of any of its obligations (hereinafter referred to as “Obligations for Delayed Performance”) hereunder to the Lender or the Agent, for the period from the date on which the performance of such defaulted obligation is to be performed (including the same day) until the date of fulfillment of all Obligations for Delayed Performance (including the same day), a percentage of the amount of the defaulted obligation plus 2% per annum of the reasonable financing costs (at an interest rate reasonably determined by such debtor.) of the debtor of the defaulted obligation or 14% per annum, whichever is higher (However, this is only insofar as it does not violate laws and regulations, etc.), shall be paid immediately upon demand by the Agent.

2.	The method of calculation of the amount of late payment as set forth in the preceding paragraph shall be calculated on a pro-rata basis with both ends and one year being 365 days, division being made at the end, and any fraction less than one yen shall be rounded down to the nearest whole yen.

Article 12. (Agent Fees)

In consideration for the Agent’s performance of the Agent Services set forth herein, the Borrower shall pay the Agent Fee as separately agreed upon by the Borrower and the Agent.

Article 13. (Miscellaneous Expenses and Taxes and Public Dues, etc.)

1.	All costs incurred in the preparation of this Agreement and any related documents and any amendments or modifications thereof (including attorney’s fees), and all costs incurred by the Lender and the Agent in securing and performing its rights or performing its obligations hereunder (including attorney’s fees), shall be borne by the Borrower to the extent not contrary to law or otherwise, and shall be paid by the Lender or Agent on behalf of the Borrower, the Borrower shall pay the same as soon as the Agent so requests.

2.	All stamp taxes and other similar taxes and dues incurred in connection with the preparation, modification, execution, etc. of this Agreement and documents related hereto shall be borne by the Borrower, and if the Lender or the Agent bears the same on behalf of the Borrower, the Borrower shall pay the same immediately upon receipt of a demand therefor from the Agent.

Article 14. (Performance of Borrower’s Obligations)

1.	All payments by the Borrower of its financial obligations under this Agreement shall be made as provided in this Article, unless otherwise provided in this Agreement.

2.	In the event that the Borrower fulfills its financial obligations under this Agreement, the Borrower shall pay the amounts due under this Agreement by the payment deadline, if any, and the amounts due under this Agreement, if any, immediately upon request from the Agent, by way of deposit into the Syndicate Account, respectively (Obligations may not be satisfied by payment in lieu of payment without the prior written consent of the Agent and all Lenders.).

3.	Even if the Borrower, in violation of Paragraph 2, makes a payment directly to a Lender other than the Agent, such payment shall not be deemed performance of any obligation hereunder, and the Lender receiving such direct payment shall immediately pay to the Agent the money so received.

4.	Payment by the Borrower of the monetary obligations hereunder shall be deemed to be made at the time of debit by the Agent from the Syndicate Account, and the obligations shall be deemed to have been performed at the time of debit by the Agent from the Syndicate Account.

5.	The Agent shall debit the Syndicate Account on or before the due date for any payment due, or promptly after the date of deposit for any payment not due, and shall not assume any further obligation of any kind.

6.	If the Borrower has made any direct payment to any Lender other than the Agent in violation of Section 2. the Agent shall be deemed to have performed its obligations with respect to the Proceeds upon receipt of the Proceeds from the Lender from which the Borrower received the direct payment.

Article 15. (Appropriation of Repayment)

1.	The amount deducted by the Agent from the Syndicate Account pursuant to Article 14 shall be applied in the following order, unless the Borrower has forfeited the benefit of any loss of profits pursuant to Article 20.

(1)	Expenses and other costs and expenses that the Agent is required to incur on behalf of the Borrower under this Agreement and the Agent’s Fees and any late fees.

(2)	Expenses and other payments to third parties that the Borrower is required to incur under the Agreement.

(3)	Expenses and other costs that the Lender incurs on behalf of the Borrower under this agreement and any late fees for such expenses and costs

(4)	Late fees (Excluding the delay damages stipulated in item 1 and the preceding item.) and liquidated money

(5)	Interest on loans

(6)	Loan principal

2.	If, upon the appropriation set forth in the preceding paragraph, the amount appropriated is less than the amount of any item, the remaining amount after appropriation to the first item that falls short (hereinafter referred to as “Deficiency Item”) shall be appropriated pro rata in proportion to the proportion of the amount of individual payment obligations that have become due and payable with respect to the relevant Deficiency Item, after appropriation to the items that have been first in line.

3.	In the event that the Borrower loses the benefit of time pursuant to Article 20, notwithstanding the preceding paragraph 2, the Agent shall allocate the amount remaining after deducting items 1 and 2 of paragraph 1 from the amount debited from the Syndicate Account pro rata in proportion to the amount of the Borrower’s obligations to the Lender under this Agreement (Appropriations by each Lender shall be made in the order and in the manner that each Lender deems appropriate.).

4.	The Borrower shall not deduct taxes, public dues, etc. from the payment of its obligations under this Agreement except as required by law or regulation, and if the Borrower must deduct taxes, public dues, etc. from the amount payable by the Borrower, the Borrower shall not be required to pay taxes, public dues, etc. to receive the amount the Lender would receive if no taxes, public dues, etc. were imposed on the Borrower additional amounts as necessary to receive the amounts that would be received if the Lender were not subject to the taxes, dues, etc. In such case, the Borrower shall send directly to the Lender within thirty (30) days from the date of payment a tax declaration issued by the Japanese tax authority or other official in charge of the withholding tax.

Article 16. (Distribution to the Lender)

1.	If, after deducting the amounts corresponding to Article 15.1.1 and 15.1.2 from the amount debited from the Syndicate Account, there still remains any residual amount, the Agent shall immediately distribute such residual amount to the Lenders in accordance with the provisions of this Article. However, if such money has been paid in accordance with Article 31, notwithstanding the provisions of this Article, the Agent shall distribute such money to such Lender.

2.	Upon the Agent’s request and if such request is based on reasonable grounds, the Lender receiving such request shall immediately notify the Agent of the amount of the monetary claim (including breakdown) that such Lender has against the Borrower under this Agreement. In such case, the obligation to make the distribution provided for in paragraph 1 shall accrue to the Agent at the time all such notices reach the Agent.

3.	If any payment by the Borrower under this Agreement is delayed beyond the time for payment, the Agent shall not be obligated to make the distribution provided for in Paragraph 1 on the same day and shall make such distribution promptly after receiving payment from the Borrower.

4.	If the Agent also serves as a Lender, the method of calculating the distribution amount under this Article shall be as follows, except for the calculation of the relevant distribution amount, in which case the Agent shall use any method it deems appropriate to treat fractions of less than one yen.

(1)	Distributions to Lenders other than Agents shall be rounded down to the nearest yen.

(2)	The amount of the distribution to a Lender who is also an Agent shall be the total amount of the distribution to all Lenders minus the total amount of the distribution to Lenders who are not Agents.

5.	If any payment by the Borrower under this Agreement proves to be later than payment time limit, the Borrower shall compensate the Lender or the Agent for any damages, losses and expenses incurred by the Lender or the Agent due to such delay.

6.	If notice under Article 18.3 is received by the Agent prior to the completion of the distribution of the money to be debited from the Syndicate Account by the Agent, the Agent may withhold distribution (or by any other method deemed reasonable by the Agent) under this Article with respect only to the Loan Receivables to which such notice relates.

Article 17. (Representations and Warranties to Borrower)

Borrower represents and warrants to Lender and Agent that, as of the date of execution and execution of this Agreement, the statements set forth in the following items are true and correct.

(1)	The Borrower is a corporation duly organized and validly existing under the laws of Japan.

(2)	The execution and performance by the Borrower of the Agreement and the transactions contemplated thereunder are acts within the scope of the Borrower’s corporate purposes, and the Borrower has completed all procedures required by law or otherwise, the Articles of Incorporation and other internal regulations with respect thereto.

(3)	The execution and performance by the Borrower of this Agreement and the transactions contemplated hereby and thereunder shall not (a) be contrary to any Laws or regulations binding upon the Borrower, (b) be contrary to the Borrower’s Articles of Incorporation or other internal rules and regulations, or (c) be contrary to any agreement to which the Borrower is a party or with any third party binding upon the Borrower or its property.

(4)	The person signing or affixing his/her name to this Agreement is authorized to sign or affix his/her name to this Agreement on behalf of the Borrower in accordance with the procedures required by law, etc. or by the Articles of Incorporation or other internal regulations.

(5)	This Agreement shall be legally and validly binding upon the Borrower and enforceable in accordance with its terms.

(6)	The financial statements, etc. or reports, etc. prepared by the Borrower have been accurately and legally prepared in accordance with accounting principles generally accepted in Japan.

(7)	No material changes have occurred since the end of the fiscal year immediately preceding the fiscal year in which the date of this Agreement falls that could diminish the Borrower’s business, property or financial condition as shown by the audited financial statements for such immediately preceding fiscal year or materially affect the Borrower’s performance of its obligations under this Agreement.

(8)	No litigation, arbitration, administrative proceeding, or other dispute has been commenced or is threatened with respect to Borrower that would or might have a material adverse effect on Borrower’s performance of its obligations under this Agreement.

(9)	No event of forfeiture of the benefit of time has occurred or is likely to occur.

(10)	The Borrower does not fall under the category of anti-social forces.

Article 18. (Borrower’s Assurances)

1.	The Borrower agrees to pay the following at its own expense from the time of the conclusion of this Agreement until the Borrower completes the performance of all its obligations to the Lender and the Agent under this Agreement.

(1)	Immediately notify the Agent and all Lenders of the occurrence or threatened occurrence of a forfeiture of the benefit of time.

(2)	Provide copies of financial statements, etc. or reports, etc. to the Agent and all Lenders in accordance with the following categories. Prepare financial statements, etc. or reports, etc. accurately and legally in accordance with accounting principles generally accepted in Japan, and obtain audits of such financial statements, etc. or reports, etc. as required by law or regulation, if any.

(a)	If the Borrower is a company that is required to submit a securities report pursuant to Article 24, Paragraph 1 of the Financial Instruments and Exchange Act, submit a copy of the report, etc. to the head of the competent financial bureau as soon as the report, etc. is submitted. However, if the Borrower discloses the Report, etc. through the electronic disclosure procedures provided for in Chapter 2-4 of the Financial Instruments and Exchange Law, a copy of such Report, etc. shall be deemed to have been submitted to the Agent and all Lenders at the time of such disclosure.

(b)	If the Borrower is a company other than a company that is required to submit securities reports pursuant to Article 24, Paragraph 1 of the Financial Instruments and Exchange Act, a copy of such financial statements, etc. shall be submitted promptly after the financial statements, etc. are approved through appropriate internal procedures by the Borrower.

(3)	Immediately upon request of the Agent or any Lender through the Agent, report to the Agent and all Lenders the property, management or business affairs of the Borrower and its subsidiaries and affiliates and provide the Agent and all Lenders with the necessary facilities to make such investigations concerning them.

(4)	Immediately report to the Agent and to all Borrowers if any of the following applies:

(a)	Any significant change in the management or business conditions of the Borrower and its subsidiaries and affiliates.

(b)	Any litigation, arbitration, administrative proceeding, or other dispute is commenced with respect to the Borrower that materially affects or has the potential to materially affect the Borrower’s performance of its obligations under this Agreement.

(c)	If there is a risk that any of the matters described in (a) or (b) of this item may occur due to the passage of time or for any other reason.

(5)	If any one of the items listed in Article 17 is found to be untrue, it shall be immediately reported to the Agent and all Lenders.

(6)	Inform Agent and all Borrowers in writing in advance of any of the following.

(a)	The Borrower and its subsidiaries and affiliates undergo a reorganization as defined in Article 2, Item 26 of the Companies Act

(b)	The Borrower and its subsidiaries and affiliates amend their articles of incorporation to newly establish or not establish any of the institutions specified in Article 326(2) of the Companies Act.

(7)	If any damage, loss or other material event occurs or is likely to occur with respect to the Property that may damage the value of the Property, immediately report the details thereof to the Agent and all Lenders.

2.	The Borrower affirms that from the date of execution of this Agreement and until the Borrower has completed the performance of all of its obligations hereunder to the Lenders and the Agent, the Borrower will comply with each of the following.

(1)	Maintain the necessary permits, etc., to operate the principal business and continue the business in compliance with all laws and regulations, etc.

(2)	No change in the main business activities.

(3)	Except as otherwise required by law or regulation, the payment of any and all obligations under this Agreement shall not be subordinated to the payment of any other unsecured obligations and shall be treated at least in the same order of priority (Including secured loans for which there is still a shortfall in collections even after the collateral is realized or disposed of).

(4)	Without the consent of the Agent and all Lenders, none of the following will be done which will or may materially affect the Borrower’s performance of its obligations hereunder.

(a)	Merger

(b)	Company split

(c)	Share exchange

(d)	Share transfer

(e)	Transfer of business or assets, in whole or in part, to a third party (Includes transfers for sale and leaseback)

(f)	Acquisition of all or part of the material business or assets of a third party

(g)	Other acts similar to the above

(5)	Not be an antisocial force and not engage in antisocial acts by themselves or through the use of third parties.

3.	Upon service of an order of provisional attachment, provisional total attachment, or garnishment with respect to a loan claim, the Borrower shall immediately notify all Lenders in writing through the Agent of such order, together with a copy of such order.

4.	The Borrower shall complete performance of all obligations relating to the loan under the Preliminary Agreement (A) by September 30, 2021 (including the same day).

5.	The Borrower shall complete performance of all obligations relating to the loan under the Preliminary Agreement (B) by September 30, 2021 (including the same day).

Article 19. (Financial Restrictions)

The Borrower affirms that from the date of execution of this Agreement and until the Borrower has completed the performance of all of its obligations hereunder to the Lenders and the Agent, the Borrower will comply with each of the following.

(1)	Maintain the amount of net assets in the non-consolidated balance sheet as of the end of each fiscal year at 75% or more of the amount of net assets in the non-consolidated balance sheet as of the end of each fiscal year compared to the same period of the previous year.

(2)	Ensure that ordinary income/loss for the current fiscal year, as shown in the non-consolidated statement of income for each fiscal year, does not result in losses for two consecutive fiscal years.

Article 20. (Event of Loss of Term Benefit)

1.	In the event of the occurrence of any one of the following events with respect to the Borrower, the Borrower shall, without notice or demand from the Lenders or the Agent, immediately lose the benefit of time with respect to all of its obligations hereunder to the Lenders and the Agent and shall immediately pay the principal of and interest on the loan, liquidated damages and other amounts due under this Agreement.

(1)	When there is a suspension of payment or a petition for commencement of bankruptcy proceedings, civil rehabilitation proceedings, corporate reorganization proceedings, special liquidation, or other similar legal liquidation proceedings is filed (including similar allegations outside Japan).

(2)	When a resolution for dissolution is passed or an order for dissolution is received (except in the case of dissolution due to merger).

(3)	When the business is discontinued.

(4)	When a transaction is suspended by a clearing house, or when a transaction is suspended by the Zengin Electronic Claims Network, Inc. or when an equivalent action is taken by another electronic reconstructing and recording institution.

(5)	When an order or notice of provisional seizure, preservative attachment (including similar procedures outside Japan), or seizure has been dispatched to a Lender with respect to a deposit claim or other claim held by the Borrower, or when a judicial decision ordering a preservative attachment or execution of a seizure has been made.

2.	If any one of the following events occurs with respect to the Borrower, upon notice to the Borrower by the Agent at the request of a majority of the Lenders, the Borrower shall forfeit all of its obligations under this Agreement to all Lenders and the Agent and shall immediately pay the principal of and interest on the Loan, liquidated damages and other amounts due under this Agreement.

(1)	When the Borrower defaults in the performance of all or any part of its financial obligations (However, interest shall be limited to the maximum interest rate stipulated in Article 1 of the Interest Rate Restriction Law.) to the Lender or the Agent, whether or not such obligations under this Agreement.

(2)	When any of the items listed in Article 17 is found to be untrue.

(3)	Except for the preceding two items, any breach of the Borrower’s obligations under the Agreement.

(4)	When an order or notice of seizure, provisional seizure, temporary restraining order, or provisional disposition is issued or auction proceedings are commenced with respect to the subject matter of the collateral pledged by the Borrower to the Lender (including similar procedures outside Japan).

(5)	When the Borrower loses the benefit of time with respect to the bonds issued by the Borrower.

(6)	When the Borrower loses the benefit of time with respect to all or part of the Borrower’s obligations other than the obligations under this Agreement, or the Borrower is unable to perform its guarantee obligations with respect to obligations incurred by a third party, even though the obligation to perform has accrued.

(7)	When a decision is made to suspend or discontinue business, or when a disposition such as suspension of business is imposed by a competent government agency, etc.

(8)	When a petition for specified mediation (including similar procedures outside Japan) is filed.

(9)	Except for the preceding items, when the condition of the Borrower’s business or assets has deteriorated or is likely to deteriorate and it is deemed necessary for the preservation of claims.

3.	If the notice set forth in the preceding paragraph is delayed or not received due to the fault of the Borrower, the provisions of the preceding paragraph shall apply as if the Borrower had forfeited the benefit of time with respect to all obligations hereunder to all Lenders and Agents as of the time when such notice would normally have been received.

4.	If the Lender becomes aware of the occurrence of any of the events specified in Items 1.1 through 1.4 or the items of Paragraph 2 with respect to the Borrower, the Lender shall immediately notify the Agent, and the Agent shall notify all other Lenders of the occurrence of the relevant event.

5.	If any event specified in Paragraph 1.5 occurs, and the Lender who is the Borrower of the claim for such event becomes aware that such event has occurred, such Lender shall immediately notify the Borrower, all other Lenders and the Agent of the occurrence of such event.

6.	If the Borrower loses the benefit of term of an individual loan, the Lender shall notify the Agent of the amount of the liquidation money no later than two business days after the commencement date of the liquidation money calculation, and the Agent shall promptly notify the Borrower thereof upon receipt of such notice. Notwithstanding the provisions of the first sentence of this paragraph, the Lender shall notify the Borrower directly of the amount of the liquidation money after the commencement of bankruptcy proceedings, civil rehabilitation proceedings, corporate reorganization proceedings, special liquidation, or other similar legal liquidation money against the Borrower. The Borrower shall pay the relevant liquidation money immediately after receiving notice thereof from the Agent (or, in the case provided in the second sentence of this paragraph, the relevant Lender) in accordance with the provisions of Article 14.

7.	The Borrower shall not make any claim against the Lender or the Agent, and the Borrower shall be liable for any damages to the Lender or the Agent, even if the application of the provisions of Paragraphs 1 and 2 (including, but not limited to, the loss of the benefit of time due to the fact that Article 17, Item 10 was found to be untrue and the breach of the obligation under Article 18, Paragraph 2, Item 5.) results in any loss or damage to the Borrower.

Article 21. (Offsetting)

1.	If the Borrower is required to perform any obligation to any Lender or Agent by reason of any event of default, default or otherwise, such Lender or Agent shall, notwithstanding Section 14, (a) the credit to the Borrower under this Agreement may be set off against the deposit obligations, insurance policy obligations and other obligations of such Lender or Agent to the Borrower in an amount equal to the amount of such credit; and (b) may be refunded, cancelled or disposed of on behalf of the Borrower without prior notice and without following the prescribed procedures, and the proceeds may be applied to the payment of the obligation.

2.	Notwithstanding Article 14, the Borrower may set off such claims against its obligations hereunder to the Lender or the Agent in an amount equal to the amount of the loan, only if the loan is due and payable and it is necessary to preserve claims against the Lender or the Agent for deposit, claims under insurance policies, or other claims (limited to those that have become due) that the Borrower has against the Lender or the Agent. In such case, the Borrower shall give written notice of setoff and shall promptly submit to such Lender or Agent the certificates of deposit credits and other credits set off and the passbooks with their registered seals affixed.

3.	With respect to the calculation of interest, liquidated damages, late payment charges, etc. on claims and debts in the case of setoff or allocation of payment in accordance with Paragraph 1, the date of execution of such calculation, and with respect to the calculation of interest, liquidated damages, late payment charges, etc. on claims and debts in the case of setoff in accordance with Paragraph 2, the date when the notice of such setoff arrives shall be considered as the date on which the claims and debts are extinguished, the rate of interest and the rate of charge shall be in accordance with the provisions of each agreement, and the foreign exchange rate shall be the rate at the time of execution of the calculation as reasonably determined by the relevant Lender or Agent. If such setoff or allocation of payments is not sufficient to discharge the entire amount of the Borrower’s obligation, then the first paragraph may be allocated in the order and manner deemed appropriate by the relevant Lender or Agent, and the second paragraph may be allocated in the order and manner deemed appropriate by the Borrower (However, if the Borrower does not specify the order and method, the order and method shall be the order and method deemed appropriate by such Lender or Agent.).

4.	In the case where the principal of an Individual Loan is extinguished as a result of a setoff pursuant to Paragraph 1, if the date for performing the calculation in the case of Paragraph 1 is a date other than an interest payment date, the Borrower shall pay to the Lender for the Individual Loan concerned accrued interest and liquidated damages for the Individual Loan extinguished as a result of the setoff at the same time as the setoff.

5.	In the event of a setoff or payment appropriation pursuant to paragraph 1 or 2, the Lender with respect to paragraph 1 and the Borrower with respect to paragraph 2 shall promptly notify the Agent of the details of the setoff or payment appropriation. Any damage, loss or expense incurred by the Lender or Agent as a result of any delay in giving such notice without reasonable cause shall be borne by the Lender who failed to give such notice or the Borrower who failed to give such notice.

Article 22. (Allowable Security Interests, etc.)

1.	If the Borrower is obligated to perform an obligation to a Lender or Agent because of the arrival of a due date, forfeiture of the benefit of a due date, or for any other reason, such Lender or Agent may enforce the Allowable Security Interests, notwithstanding Article 14 (Including execution by way of imputed liquidation or dispositional liquidation or by any other method other than a statutory procedure in accordance with the terms of the permitted security interest, and including recovery by way of subrogation or payment in lieu thereof.).

2.	If the Borrower is required to perform any obligation to any Lender or Agent by reason of the arrival of the due date, forfeiture of the benefit of the due date or otherwise, the Borrower may, notwithstanding Section 14, upon prior written notice to Agent and all Lenders, sell to any Lender or Agent the assets subject to the Allowable Security Interests, with the proceeds received as security interest, directly to such Lender or Agent.

3.	If an Allowable Security Interests are enforced pursuant to paragraph 1 or if the assets subject to an Allowable Security Interests are voluntarily sold pursuant to paragraph 2, the Lender with respect to paragraph 1 or the Borrower with respect to paragraph 2 shall promptly notify the Agent of the details thereof. Any damage, loss or expense incurred by the Lender or Agent as a result of any delay in giving such notice without reasonable cause shall be borne by the Lender who failed to give such notice or the Borrower who failed to give such notice.

Article 23. (Adjustments Among Lenders)

1.	In the event that the Lender has made the deposit obligations pertaining to the Syndicate Account an active claim pursuant to Article 21 (1), or in the event that the Borrower has made a set-off pursuant to Article 21 (2) (hereinafter, the Lender of the individual loan cancelled by set-off shall be referred to as the “Set-off Lender”), the amount of the claim of the Lender shall be adjusted by the method of assignment of claims in accordance with the determination in each of the following items. Provided, however, that in the event of off-set by the Borrower, it shall be limited to the case where any Lender other than the Set-off Lender has requested it.

(1)	The Agent shall calculate the amount that would have been paid by a Lender other than the Set-off Lender under Article 16 (hereinafter referred to as “assumed distribution”), assuming that the amount owed to the Agent on the individual loans extinguished by the setoff had been paid to the Agent. Even if a Lender other than the Set-off Lender refuses to sell the claim in accordance with the proviso of the next item, the assignment shall be calculated as if the relevant assignment had been made.

(2)	The Set-off Lender shall purchase from Lenders other than the Set-off Lender, at par value, the loan claims in an amount equivalent to the assumed distribution. Provided, however, that Lenders other than the Set-off Lenders may refuse to sell the claims.

(3)	In the event of an assignment under the preceding item, the Lender that assigned the claim shall, at its own expense, give notice to the Borrower promptly after the assignment by deed with a definite date.

2.	In the event that a Lender files a petition for compulsory execution or an auction for the exercise of a security interest in certain assets of the Borrower (hereinafter referred to as “compulsory execution, etc.”), or a Lender demands a dividend with respect to compulsory execution, etc. by a third party, etc., and as a result, such Lender receives payment of its claim against the Borrower under this Agreement (excluding those related to permitted security interests), the Lender shall make adjustments in accordance with the provisions of paragraph 1. However, in such cases, an amount equivalent to all costs incurred by the Lender for compulsory execution, etc. or for the demand for distribution shall be attributed to the Lender (including attorney’s fees), and the calculation of the assumed distribution shall assume that the remaining amount after deducting such amount from the amount received as a result of compulsory execution, etc. had been paid to the Agent.

3.	Notwithstanding the preceding paragraph, in any of the following cases, no assignment of claims shall be made in accordance with the provisions of paragraph 1, and only the relevant Lender may receive payment.

(1)	If the Lender executes an Allowable Security Interests.

(2)	If, as a result of compulsory execution, etc. by a third party with respect to an Allowable Security Interests, the Lender receives payment of the claim held by the Lender against the Borrower under this Agreement.

(3)	If a voluntary sale of the assets subject to the Allowable Security Interests are conducted pursuant to Article 22.2 and the proceeds of the sale received are paid directly to the Lender as security interest holder in satisfaction of the Borrower’s obligations under this Agreement.

Article 24. (Rights and Obligation of Agents)

1.	The Agent shall perform the Agent Duties for and on behalf of all the Lenders on behalf of all the Lenders and shall exercise the Agent Duties normally required or required by the Agent for Agent services.

2.	The Borrower hereby authorizes the Agent to debit the Syndicate Account with any monies paid by the Borrower hereunder and waives its right to terminate such commitment (the Borrower shall not be desirous of issuing a cheque or refund request form for such withdrawal).

3.	Agent shall have no obligations other than those expressly set forth in the respective provisions of this Agreement and shall not be liable for any failure by Lender to perform its obligations under this Agreement.

4.	Agent shall exercise due care of a prudent manager in performing its duties or exercising its rights under this Agreement.

5.	If the Agent also serves as a Lender, notwithstanding the Agent’s obligations under this Agreement, the rights and obligations of a Lender who also serves as such Agent as a Lender shall be the same as those of any Lender other than such Lender. The Agent may also enter into banking transactions with the Borrower outside of this Agreement.

6.	Agent shall not be obligated under this Agreement to disclose to any Lender other than Agent any information concerning Borrower obtained in any transaction other than this Agreement, nor shall Agent be obligated to distribute to any Lender other than Agent any money received from Borrower in any transaction with Borrower other than this Agreement (Information received from the Borrower shall be deemed to be information received pursuant to a transaction other than this Agreement unless expressly indicated to have been sent pursuant to this Agreement.).

7.	Upon receipt by Agent of any notice to be given to the Lender or the Borrower under this Agreement, Agent shall promptly communicate the contents of such notice to all persons who are required to comply with this Agreement.

8.	The Agent shall make the documents obtained and retained by the Borrower available for inspection by the Lender during normal business hours.

9.	The Agent shall be an Agent of the Lender and shall not be an Agent of the Borrower unless otherwise specified.

10.	The Non-Bank Lender shall at its own responsibility and expense perform any and all obligations under the Money Lending Business Act of the Non-Bank Lender, and the Agent shall bear no responsibility for the performance of such obligations, notwithstanding the Agent’s duties which the Lender hereby entrusts to the Agent.

Article 25 (Agent’s Indemnity)

1.	The Agent may act in reliance upon any communication, document or paper signed or stamped and delivered by an appropriate person and believed to be true and correct and may act in reliance upon any written opinion or statement of an expert appointed by the Agent.

2.	Neither the Agent nor any director, employee or Agent of the Agent shall be liable to any Lender for any act or omission under or in connection with this Agreement, except in the absence of willful or gross negligence.

3.	Lenders other than the Agent shall indemnify the Agent jointly and severally with each other for the balance of any obligation, damage, loss or expense (Including costs incurred for measures not to incur loss or damage, and costs necessary to recover damage or loss (including attorney’s fees).) used by the Agent to fulfill its obligations under this Agreement, less any amounts reimbursed by the Borrower. However, from the amount of compensation, the portion of the burden corresponding to the percentage of participation of the Lender that is an Agent shall be deducted.

4.	Agent shall, upon the written direction of a Majority Lender or all Lenders, act in accordance with such direction so long as such action does not violate any express provision of this Agreement and is lawful, and in such case shall not be liable to any Borrower or Lender for any consequences resulting from such action.

5.	The Agent shall be deemed to have had no knowledge of the existence of the relevant event unless it has received notice from the Borrower or Lender that a loss of time benefit event exists.

6.	Agent makes no warranty as to the validity of this Agreement or the matters represented hereunder, and Lender shall enter into this Agreement and enter into the transactions contemplated by this Agreement at its sole discretion after examining the creditworthiness of Borrower and other necessary matters based on documents and information it deems appropriate.

7.	In the event of an assignment of status under Article 28 or an assignment of a loan claim or any other claim under this Agreement under Article 29, the Agent shall treat the previous Lender as the effective Lender or creditor until it notifies the Borrower, assignee, and transferee that the administrative procedures for a change of Lender or creditor upon the assignment of status under Article 28 or the assignment of a claim under Article 29 are completed. Any damage, loss or expense (including, but not limited to, distributions pursuant to Article 16 or other acts of the Agent) incurred by the transferee or any other third party as a result of such handling shall be handled by the Borrower and the transferee at their own cost and responsibility, and the Agent shall not bear any responsibility for such.

8.	In the event that an order of provisional attachment, preservative attachment, or seizure of a loan claim is served on the Borrower or in any other case, if any damage, loss or expense is caused to any Lender, Borrower, assignee, provisional attachment right holder, provisional attachment right holder, foreclosure right holder or other third party as a result of the Agent’s delay in giving notice under Article 16.2 or Article 18.3, the Agent shall not bear any liability for such damage, loss or expense (Including, but not limited to, distributions pursuant to Article 16 or other acts of the Agent.) and the Lender or Borrower who failed to give such notice shall bear such liability at its own expense and responsibility.

Article 26 (Resignation and Dismissal of Agents)

1.	The procedures for the resignation of an Agent shall be as follows:

(1)	The Agent who wishes to resign shall notify all Lenders and Borrowers in writing of its intention to resign.

(2)	If a notice of intended resignation is given, the majority Lender shall appoint a successor Agent, subject to the consent of the Borrower.

(3)	If, within thirty (30) days of the date of the notice of intended resignation, the person appointed in accordance with the preceding paragraph does not accept the appointment (Including cases where a replacement Agent is not appointed.), the Agent may, with the consent of the Borrower, appoint a successor Agent in place of the majority Lender.

2.	The procedures for the dismissal of an Agent shall be as follows:

(1)	A majority Lender may dismiss an Agent by giving written notice to all other Lenders, Borrowers and Agents.

(2)	If notice is given to dismiss an Agent, the majority Lender shall appoint a successor Agent, subject to the consent of the Borrower.

3.	If the person appointed as the successor Agent accepts the appointment, the predecessor Agent shall deliver to the successor Agent all documents in his/her custody as Agent under this Agreement and shall cooperate with the successor Agent in any and all ways necessary for the successor Agent to fulfill its responsibilities as an Agent under this Agreement.

4.	Upon assuming office, the successor Agent shall succeed from the predecessor Agent on an indemnity basis to his/her status as Agent and all rights and obligations under this Agreement. However, each provision of this Agreement shall continue in effect against the predecessor Agent with respect to any action taken by the predecessor Agent during his/her service (including inactions).

5.	The Agent shall have the rights and assume the obligations of an Agent, with or without notice of a desire to resign, until the person appointed as successor Agent accepts the appointment.

6.	Notwithstanding the provisions of the preceding five (5) paragraphs, the Agent may resign from the office of Agent by agreement with the Borrower if any of the following items is applicable to the Agent. In the event of the resignation of the Agent as provided in this paragraph, the resigned Agent shall promptly notify the Borrower thereof, and the Borrower shall not object to such resignation. In such event, this Agreement may be amended by the written consent of the Majority Lenders and the Agent (or the Majority Lenders, if already appointed by the Agent), and any person who has amended this Agreement in accordance with the provisions of this paragraph shall notify the other parties to this Agreement in writing of such amendment without delay, to the extent reasonably necessary to enable each of the Lenders to exercise its rights individually. The resignation of the Agent in accordance with the provisions of this paragraph shall not relieve the Borrower of its obligation to pay the Agent’s Fee already incurred.

(1)	When a petition for commencement of bankruptcy proceedings, commencement of rehabilitation proceedings, commencement of reorganization proceedings, commencement of special liquidation or other similar legal liquidation proceedings is filed against the Borrower (including similar claims outside of Japan.).

(2)	If the Borrower fails to pay the Agent fee and does not pay it within a reasonable period of time after having been notified of such failure.

Article 27. (Rallying of Lenders’ Intentions)

1.	If the Agent determines on its own that an event has occurred that requires decision-making by all or a majority of the Lenders, the Agent may decide by notifying all Lenders of the Lender’s intention to decide in accordance with the following procedures.

(1)	The Agent will notify all Lenders of the Lender’s decision.

(2)	Upon receipt of the Agent’s notification, the Lender makes its own decision on the event requiring decision-making and notifies the Agent of such decision by the deadline specified by the Agent (In principle, within 10 business days). In addition, upon receipt of notice from the Agent, the Lender will not unreasonably withhold or delay a response.

(3)	When a Lender’s decision is made in accordance with the preceding two items, the Agent shall notify the Borrower and all Lenders of such decision promptly after the decision is made.

2.	If the Lender determines that an event has occurred that requires decision-making by all or a majority of the Lenders set forth herein, the Lender may request that the Agent make the Lender’s decision by notifying the Agent that the Lender’s decision is requested.

3.	If the Agent receives a request for the Lender’s declaration of intent, the Agent must follow the procedures in paragraph 1.

Article 28. (Assignment of Status)

1.	The Borrower may not assign its position or rights and obligations under this Agreement to any third party without the prior written consent of all Lenders and the Agent.

2.	Until the execution of an individual loan, a Lender may assign its status as a Lender and all or part of its rights and obligations in connection therewith by such Lender and the assignee of the status of Lender from such Lender immediately notifying the Agent of the fact of such assignment of status, only if all of the conditions set forth in the following items are met.

(1)	The assignee of the Lender’s status as a Lender shall succeed to the Lender’s status as a Lender and all of its rights and obligations under the Agreement (In the case of a partial transfer, both the assignor and the assignee shall be subject to the respective provisions of this Agreement as Lenders under this Agreement.).

(2)	Each provision of this Agreement shall apply to the assignee of the Lender’s position.

(3)	The assignee of the Lender status must be a corporation residing in Japan (Corporation having its head office, branch office or business office registered in Japan under Japanese law).

(4)	The assignee of the Lender status must be a financial institution or a special purpose company established for liquidation (securitization) of assets.

(5)	In cases where a part of the Lender’s status is assigned, the amount of individual loans made by the assignor and the assignee after the assignment must both be 100 million yen or more.

(6)	The assignment of the Lender’s status as a Lender shall not result in the accrual of withholding taxes or any other increase in the amount of interest paid.

(7)	The Borrower and the Agent shall agree in writing (However, neither the Borrower nor the Agent may refuse such consent without reasonable cause.).

3.	The assignor and assignee of the Lender status shall jointly and severally bear the costs associated with the assignment of the Lender status, and shall pay to the Agent 500,000 yen (Consumption tax not included) per assignment of status as compensation for the administrative procedures, etc. related to such assignment by the date of execution of such assignment.

4.	If the Agent receives notice of an assignment of Lender status, the Agent shall, immediately upon receipt of such notice, take all necessary administrative steps to treat the assignee of such assignment as a Lender.

Article 29. (Assignment of Loan Receivables)

1.	The Lender may assign the Loan Receivables and other receivables under this Agreement only if all of the conditions set forth in the following items are satisfied, provided that the assignor and assignee of the receivables immediately notify the Agent of the fact of such assignment.

(1)	That each relevant provision of this Agreement shall apply to the claim assigned by the assignee of the claim.

(2)	The assignee of the claim must be a corporation residing in Japan (A corporation having its head office, branch office or business office registered in Japan under Japanese law).

(3)	The assignee of the claim must be a financial institution or a special purpose company established for liquidation (securitization) of assets.

(4)	When a portion of a loan receivable is assigned, the amount of the transferred loan receivable held by both the assignor and the assignee after the assignment must be 100 million yen or more.

(5)	The amount of withholding or other interest expense shall not increase as a result of the assignment of receivables.

2.	On the effective date of the assignment, the assignor and the obligor of the claim shall satisfy the third party and obligor perfection requirements for the claim, and the Borrower shall cooperate with the procedures for obtaining such perfection requirements.

3.	The assignor and assignee of a claim shall jointly and severally bear the costs associated with the assignment of the claim, and shall pay to the Agent 500,000 yen (Consumption tax not included) per assignment of a claim as compensation for the administrative procedures, etc. related to such assignment by the execution date of such assignment.

4.	Upon receipt of a notice of assignment of a loan receivable by the Agent, the Agent shall, immediately upon receipt of such notice, take all necessary administrative steps to treat the assignee of such assignment as a creditor with respect to such loan receivable.

5.	In the event of an assignment of a loan receivable or other claim hereunder that does not meet the requirements set forth herein (hereinafter referred to as “unauthorized assignment,” the assignee in an unauthorized assignment is referred to as the “unauthorized assignor,” the assignee is referred to as the “unauthorized assignee,” and the claim subject to assignment is referred to as the “unauthorized assigned claim”), it shall be sufficient for the Borrower, Agent and other Lenders to treat the assignment as set forth below and otherwise on the assumption that no unauthorized assignment has been made and that the unauthorized assignee remains a creditor on the unauthorized assigned claim, Borrower, Agent and the other Lenders shall not be liable for any damages, losses or expenses arising therefrom.

(1)	The Agent shall not be required to perform the administrative procedures set forth in Paragraph 4 if such assignment is an unauthorized assignment, even if the Agent has been notified of the fact of such assignment of a loan claim.

(2)	To the extent that the unauthorized assignor has the authority to receive payment of the unauthorized assigned claims under Article 466, Paragraph 3 of the civil code, payment on the unauthorized assigned claims shall be received by the Agent to whom the exercise of such authority is delegated by the unauthorized assignor under this Agreement and, except as otherwise provided in this Agreement, directly to the unauthorized assignor or Payments shall not be deemed to be performance of obligations under this Agreement and the provisions of Article 14, Paragraphs 3 and 6 shall apply. Distributions by the Agent pursuant to Article 16 regarding repayment on unauthorized assignee claims shall be made to the unauthorized assignor. The Lender may not waive its right to terminate the delegation of the exercise of authority provided for in this item, nor may it assign its right to claim distribution against the Agent. If the Borrower receives a demand from the unauthorized assignee for performance of the unauthorized assignment claim, the Borrower shall immediately notify the Agent of such fact. However, if the Agent determines that the unauthorized assignment may not have the authority to receive payment of the unauthorized assigned claim under Article 466.3 of the civil code, the Agent may treat the claim other than as provided in this item.

(3)	The definition of majority Lender applies as if the unauthorized assignee has an unauthorized assigned claim, and the unauthorized assignee is bound by the determination made by such majority Lender. The unauthorized assignee may also, by agreement of the unauthorized assignor, modify this Agreement in accordance with Article 32.3, and the unauthorized assignee shall be bound by the terms of such modification of the Agreement.

6.	Notwithstanding the provisions of Article 21, Paragraphs 1 and 2, neither the unauthorized assignee nor the Borrower may make a setoff or an allocation of payment with respect to the unauthorized assigned claim. In addition, the unauthorized assignee may not perform any of the acts stipulated in Article 23, Paragraph 2 with respect to the unauthorized assigned claim. The unauthorized assignor and the unauthorized assignee shall handle disputes arising out of the unauthorized assignment at their own expense and responsibility, and the unauthorized assignee shall indemnify the Borrower, Agent and other Lenders for any damages, losses or expenses incurred as a result of the unauthorized assignment.

7.	Neither the Agent nor any other Lender shall lose the benefit provided in the preceding two paragraphs if the Borrower consents to an unauthorized assignment, unless it consents to such unauthorized assignment itself.

Article 30. (Collection from Third Parties, etc.)

1.	No repayment by any third party other than the Borrower shall be permitted with respect to the Borrower’s obligations under this Agreement unless approved in advance in writing by the Agent and all Lenders (excluding the guarantor of a revolving guarantee (including third-party pledge)).

2.	The Borrower shall not, after the date of execution of this Agreement and without the prior written consent of the Agent and all Lenders, engage any third party to guarantee the Borrower’s obligations under this Agreement as a guaranteed obligation (including third-party pledge, but excluding revolving guarantees (including third-party pledge.) where the Borrower’s obligations under the Agreement are part of the guaranteed obligations), nor shall it cause any third party to assume the Borrower’s obligations under this Agreement. However, this excludes the case where the guarantor re-entrusts the guarantee, which will have substantially the same terms and conditions as the previous guarantee, to a guarantor that has already been executed as of the date of execution of this Agreement and is still in effect after the date of execution of this Agreement (not including third-party pledger), for the purpose of switching from a comprehensive revolving guarantee to a limited revolving guarantee or re-entrusting the guarantee upon expiration of the term of the guarantee.

3.	The Lender may not enter into a guarantee (including third-party pledge but excluding revolving guarantees (including third-party pledge.) where the Borrower’s obligations under the Agreement are part of the guaranteed obligations) or assumption of debt agreement with a third party with respect to the Borrower’s obligations under this Agreement, unless all of the conditions set forth in the following items are satisfied. However, this excludes the case where the guarantor re-entrusts the guarantee, which will have substantially the same terms and conditions as the previous guarantee, to a guarantor that has already been executed as of the date of execution of this Agreement and is still in effect after the date of execution of this Agreement (not including third-party pledger), for the purpose of switching from a comprehensive revolving guarantee to a limited revolving guarantee or re-entrusting the guarantee upon expiration of the term of the guarantee.

(1)	In exercising a right of indemnity acquired by a third party through the performance of a guarantee obligation or a claim under the Agreement that is acquired by subrogation, to assume an obligation equivalent to the obligation borne by the performing Lender under the Agreement.

(2)	The third party is bound by the provisions of this Agreement.

(3)	The third party is a corporation residing in Japan (Corporation with head office, branch office or business office registered under Japanese law in Japan)

(4)	The third party must be a financial institution or a special purpose company established for asset liquidation (securitization).

(5)	The third party is not a subsidiary or affiliate of the Borrower and the Borrower is not a subsidiary or affiliate of the third party.

(6)	The amount of loan claims for which the third party acquires subrogation must be 100 million yen or more.

(7)	Subrogation shall not result in withholding or otherwise increase the amount of interest paid.

4.	In the event that repayment is received from the relevant third party based on a guarantee agreement or debt assumption agreement pursuant to the preceding paragraph, no adjustment shall be made among Lenders pursuant to Article 23.

5.	Where a third party subrogates a loan claim pursuant to the provisions of paragraph (2) or (3), the provisions of Article 29 shall apply by deeming such subrogation to be an assignment of the loan claim under Article 29.

Article 31. (Changes in Laws and Regulations, etc.)

1.	If the Lender’s loan costs related to this Agreement increase significantly as a result of the enactment or amendment of any law or regulation, or any change in the interpretation or application thereof (excluding any increase attributable to a change in the tax rate on the relevant Lender’s taxable income), or the establishment or increase of any reserve fund, such Lender may, by written notice to the Borrower through the Agent, demand that the Borrower either assume the increased loan (Based on the amount reasonably calculated by the relevant Lender.) costs or repay its obligations in relation to such Lender and terminate this Agreement.

2.	If the execution and performance of this Agreement and the transactions contemplated thereunder are contrary to any law or regulation binding on any Lender, such Lender shall consult with the Borrower and all other Lenders through the Agent to determine how to respond. However, neither the Borrower nor any other Lender may refuse without reasonable cause to pay its obligations solely with respect to such Lender and to terminate this Agreement.

Article 32. (General Provisions)

1.	Duty of confidentiality

The Borrower does not object to the disclosure of information relating to any of the following.

(1)	Disclose to each other, to the extent reasonably necessary, information concerning the Borrower and the Borrower’s transactions with the Agent and the Lenders obtained by the Agent and the Lenders in connection with agreements other than this Agreement, if any, as provided below.

(a)	When there is a notice of loan default based on Article 6.

(b)	When a cause for forfeiture of the benefit of time has occurred.

(c)	When the Lender’s rallying of intentions under Article 27 is required.

(d)	When the Lender’s rallying of intentions under Article 27 is required.

(2)	In the event of an assignment of status or loan receivables under this Agreement or the execution of a guarantee or debt undertaking agreement without the Borrower’s entrustment (including third-party pledge) with respect to obligations incurred by the Borrower under this Agreement, provided that the Lender will cause the other party to assume a confidentiality obligation, the Lender will not disclose any information regarding this Agreement to the assignee, guarantor or debt undertaker or to any person who is considering the assignment (including persons who act as intermediaries in connection with such transactions), guarantee or Disclosure of information regarding this agreement to any party considering an assignment, guarantee or assumption of debt. Information relating to the Agreement as used herein shall mean information relating to the credit of the Borrower obtained in connection with the Agreement, the details of the Agreement and information incidental thereto, and the details of the Loan Receivables that are the subject of the transaction and information incidental thereto, and shall not include information relating to the credit of the Borrower obtained in connection with agreements other than the Agreement.

(3)	The Lender discloses information relating to this Agreement to the extent reasonably required by applicable laws and regulations, administrative, judicial, or other relevant government agencies outside Japan, or by order, guidance, or request of a central bank or self-regulatory organization, or to an attorney, judicial scrivener, certified public accountant, auditing firm, certified tax accountant, rating agency or other professional who is required to disclose such confidential information in the course of his/her duties. In addition, the Lender shall disclose information regarding this Agreement to its parent company, subsidiaries, and affiliates to the extent necessary and appropriate for internal administrative purposes.

2.	Burden of risk, etc.

(1)	If any document furnished by the Borrower to the Agent or any Lender is lost, destroyed, or damaged due to an event, disaster, or other unavoidable circumstances, the Borrower shall, after consultation with the Agent, perform its obligations under this Agreement in accordance with the books, slips, and other records of the Agent or such Lender.

(2)	If requested by the Agent or the Lender through the Agent, the Borrower shall promptly prepare and submit to such Lender, through the Agent or the Agent, replacement documentation.

(3)	In the event of any forgery, alteration, or theft of the seal, or any other accidental damage, loss, or expense arising therefrom, in connection with any transaction in which the Lender or Agent has checked with due care the seals of the Borrower’s representative and Agent used for transactions under this Agreement and found them to be identical with the seal previously reported by the Borrower, and the Lender or Agent has notified the Borrower in advance that such seal has been forged, altered, or stolen, the Borrower shall bear any damages, losses, or expenses incurred as a result of such forgery, alteration, or theft.

(4)	The Borrower shall be responsible for any damages, losses, and expenses incurred by the Lender or the Agent due to the Borrower’s breach of any provision of this Agreement or the Lender’s failure to indemnify the Agent pursuant to Article 25.3.

3.	Agreement Modification

This Agreement may not be modified without the written agreement of the Borrower, all Lenders and the Agent.

4.	Separability of Agreement

If any provision of this Agreement is held invalid, illegal or unenforceable, the validity, legality and enforceability of any other provision shall in no way be impaired or affected.

5.	Bank Transaction Agreements, etc.

No Banking or Financial Transaction Agreements separately furnished by the Borrower to the Lender or separately executed between the Borrower and the Lender shall apply to this Agreement or to any transaction hereunder.

6.	Notification

(1)	All notices under this Agreement shall be in writing, clearly indicating that they are given in accordance with this Agreement and shall be addressed to the parties at the contact information for the parties listed in Appendix 1 to this Agreement, and shall be given by one of the following methods.

(a)	Bring-your-own-delivery

(b)	Registered mail or courier service

(c)	Facsimile communication

(d)	Exchange mail (Only for notices between Lenders and Agents.)

(2)	The effective time of the notice set forth in the preceding item shall be the time when the receipt of the notice is confirmed in the case of facsimile communication, or the time when the notice is actually received in the case of other methods.

(3)	Each party to this Agreement may change its contact information by giving notice of the change of contact information to the Agent.

7.	Changes in notified items

(1)	The Lender and the Borrower shall promptly notify the Agent in writing of any change in their trade name, representative, Agent, signature, seal, location, or any other information reported to the Agent.

(2)	If any notice given under this Agreement is delayed or not received due to failure to file the notification in the preceding item, it shall be deemed to have been received at the time when it should normally have been received.

8.	Holiday procedures

If the due date for payment or any other payment due under this Agreement falls on a non-business day, such payment shall be due on the next business day, or if such next business day falls in the next calendar month, the business day preceding such due date.

9.	Calculation

Unless otherwise expressly stipulated, calculations in this Agreement shall be made on a pro-rata basis, with both ends and one year being 365 days, and division shall be made at the end and rounded down to the nearest yen.

10.	Funds settlement

(1)	In principle, funds settlement between the Agent and the Lender shall be conducted through the “National Bank Data Communication System (Zengin System)”, and if the Lender wishes to use the “Bank of Japan Financial Network System (Nichigin System)”, the Lender concerned shall consult with the Agent in advance. However, if the Lender is not a member of the Zengin System, funds shall be settled at a bank account in the Lender’s name at a Zengin System-affiliated bank designated by the Lender.

(2)	Fees for the settlement of funds under the preceding item shall be borne by the person remitting the funds.

11.	Creation of notarized documents

Upon request of the Agent or the Majority Lenders, the Borrower shall commission a notary public to take the necessary steps to acknowledge the obligations of this Indenture and to prepare a notarial deed with the language of approval of compulsory execution for the obligations under this Indenture.

12.	Duration of rights

The failure of the Agent and the Lenders to exercise or delay in exercising any or all of the rights provided for herein shall not be construed as a waiver by the Agent or the Lenders of any such right or as a waiver or lessening of any obligation of the Borrower, and the Agent’s and the Lenders’ shall in no way affect the rights of the Agent and the Lenders.

13.	Governing law

This Agreement shall be governed by and construed in accordance with the laws of Japan.

14.	Concurrent jurisdiction

The Tokyo District Court and the Yokohama District Court shall have non-exclusive jurisdiction over any disputes arising in connection with this Agreement.

15.	Agenda items for discussion

If any question arises between the parties with respect to any matter not provided for in this Agreement or the interpretation of this Agreement, the Borrower and the Lender shall confer through the Agent to determine how to respond to such question.

IN WITNESS WHEREOF, one (1) original of this Agreement has been prepared and signed or stamped with the name and seal of the Borrower, Lender and Agent, and shall be kept by the Agent. Borrower and Lender shall receive a certified copy with original custody thereof from Agent.

September 22, 2021

Borrower:	236-0004 1-13-3, Fukuura, Kanazawa-ku, Yokohama-City
Koei Shoji Co., Ltd.
Representative Director Mamoru Iwamoto

(Loan agreement dated September 22, 2021 for Koei Shoji Co., Ltd.(Term Loan Agreement))

Lender and Agent:	2-2-1, Bingo-machi, Chuo-ku, Osaka-City
Resona Bank, Limited
Representative Director Tetsu Asai

(Loan agreement dated September 22, 2021 for Koei Shoji Co., Ltd.(Term Loan Agreement))

Lender:	3-1-1, Minatomirai, Nishi-ku, Yokohama-City
The Bank of Yokohama, Ltd.
Representative Director Yasuyoshi Oya

Appendix 1

Contact information for contracting parties, etc.

1.	Borrower

Company Name/Department	Address	Phone/FAX
Koei Shoji Co., Ltd. Accounting Department	〒236-0004 1-13-3, Fukuura, Kanazawa-ku, Yokohama-City, Kanagawa	045-785-1133 045-785-1134

2.	Agent

Company Name/Department	Address	Phone/FAX
Resona Bank, Limited Agent Group	〒135-8581 1-5-65, Kiba, Koto-ku, Tokyo Fukagawa Gatharia W2	03-6704-3082 03-5632-5052

3.	Lender

Company Name/Department	Amount of individual loans made	Address	Phone/FAX
Resona Bank, Limited Shin-Yokohama Branch	¥840 million	〒222-0033 3-8-12, Shin-Yokohama, Kohoku-ku, Yokohama-City, Kanagawa	045-475-2562 045-475-1597
The Bank of Yokohama, Ltd. Nakayama Branch	¥560 million	〒226-0019 4-31-25, Nakayama, Midori-ku, Yokohama-City, Kanagawa	045-933-2341 045-934-6628
Total	¥1.4 billion

Appendix 2

Principal Repayment Date and Interest Payment Date

The principal repayment date, principal repayment amount, and interest payment date in the event that an individual loan is executed shall be as follows. However, if the principal repayment date or interest payment date described below falls on a non-business day, the next business day shall be the principal repayment date or interest payment date, respectively, but if such next business day falls in the calendar month following the principal repayment date or interest payment date or interest payment date described below, then the business day immediately preceding the principal repayment date or interest payment date, respectively.

Repayment Schedule

Principal Repayment Date	Interest Payment Date	Principal Repayment Amount
December 20, 2021	(Same as principal repayment date)	Total amount equivalent to 2.5% of the individual loan amount
March 20, 2022		same as above
June 20, 2022
September 20, 2022		same as above
December 20, 2022		same as above
March 20, 2023		same as above
June 20, 2023		same as above
September 20, 2023		same as above
December 20, 2023		same as above
March 20, 2024		same as above
June 20, 2024		same as above
September 20, 2024		same as above
December 20, 2024		same as above
March 20, 2025		same as above
June 20, 2025		same as above
September 20, 2025		same as above
December 20, 2025		same as above
March 20, 2026		same as above
June 20, 2026		same as above
September 20, 2026		same as above
December 20, 2026		same as above
March 20, 2027		same as above
June 20, 2027		same as above
September 20, 2027		same as above
December 20, 2027		same as above
March 20, 2028		same as above
June 20, 2028		same as above
September 20, 2028		same as above
December 20, 2028		same as above
March 20, 2029		same as above
June 20, 2029		same as above
September 20, 2029		same as above
December 20, 2029		same as above
March 20, 2030		same as above
June 20, 2030		same as above
September 20, 2030		same as above
December 20, 2030		same as above
March 20, 2031		same as above
June 20, 2031		same as above
Maturity Date		Remaining gross loans outstanding

Appendix 3

List of Properties

(Lot)

Location: 1, Fukuura, Kanazawa-ku, Yokohama-City, Kanagawa

Lot number: 13-3

Lot Name: Residential land

Lot size: 9,900.00 ㎡

(Building)

Location: 1, Fukuura, Kanazawa-ku, Yokohama-City, Kanagawa

House No.: 13-3

Type: Factories & Offices

Structure: Steel-framed, alloy-plated steel sheet roofing, 2 stories

Floor area:	1st floor 2924.00㎡
2nd floor 2924.00㎡

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